UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 10, 2005

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Mount Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 16, 2005, SAN Holdings, Inc. (the “Company”) increased the borrowing availability from $6.8 million to $10 million under the revolving credit facility (the “Harris Facility”) that the Company maintains with Harris Trust and Savings Bank (“Harris Trust”) and amended the maturity date thereof to February 16, 2006. The revolving credit facility was established pursuant to the Harris Loan Authorization Agreement dated May 16, 2003 that was filed as an exhibit to the Company’s amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2003, as amended February 16, 2005.

The purpose of the increase in borrowing availability on the Harris Facility was to provide additional working capital to the Company and to consolidate the Harris Facility with the credit facility that the Company’s subsidiary maintained with Harris Trust described in Item 1.02 of this Current Report on Form 8-K. Notwithstanding the termination of the credit facility that the Company’s subsidiary maintained with Harris Trust described in Item 1.02 of this Current Report on Form 8-K, the amendment to the Harris Facility has increased the borrowing availability of the Company from Harris Trust from $8 million to $10 million.

As a condition precedent to the amendment of the Harris Facility, on February 16, 2005, an affiliate of the Company’s majority shareholder, Sun Solunet LLC (“Sun Solunet”), increased the amount of the ongoing guaranty of the debt incurred by the Company under the Harris Facility. As described in Item 3.02 of this Current Report on Form 8-K, in consideration for the increase in the guaranty, the Company authorized the issuance of a warrant to purchase shares of the Company’s common stock to Sun Solunet. The increase in the guaranty is also expected to increase the number of warrants that the Company will be required to issue to Sun Solunet at future intervals.

Item 1.02 Termination of a Material Definitive Agreement

On February 16, 2005, the Company terminated the revolving credit facility (the “Solunet Facility”) that Solunet Storage, Inc., a wholly-owned subsidiary of the Company, maintained with Harris Trust. The Solunet Facility was terminated in connection with the increase in the borrowing availability in the Harris Facility described in Item 1.01 of this Current Report on Form 8-K. The Solunet Facility was established pursuant to the Harris Loan Authorization Agreement dated August 14, 2003 that was filed as an exhibit to the Company’s amended Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2003. The Company had borrowing availability under the Solunet Facility of $1.2 million. Upon payment in full of all amounts outstanding on the Solunet Facility set forth in a payoff letter from Harris Trust, the Solunet Facility was terminated without penalty.

Item 3.02 Unregistered Sales of Equity Securities

On March 10, 2005 (the “Issue Date”), the Company approved the issuance to the Company’s majority shareholder, Sun Solunet, a stock purchase warrant (the “Guaranty Warrant”) to purchase 3,086,218 shares of the Company’s common stock, no par value per share (the “Common Stock”) at an exercise price of $0.001 per share.

The Common Stock issuable by the Company upon the exercise of the Guaranty Warrant represents approximately 3% of the Company’s outstanding Common Stock as of the Issue Date. As a result, giving effect to the exercise of the Guaranty Warrant (but not to the exercise of any other outstanding warrants or options), Sun Solunet now directly holds approximately 60% of the pro forma outstanding Common Stock of the Company.

The Company does not expect to receive cash proceeds from the issuance of the Guaranty Warrant. If the entire Guaranty Warrant is exercised, the Company will receive a total of $3,086. However, no assurance can be given that the Guaranty Warrant will be exercised.

The Guaranty Warrant is expected to be issued to Sun Solunet in partial consideration for the $2.0 million increase in the size of a guaranty provided by an affiliate of Sun Solunet (the “Guarantor”) on the revolving credit facility (the “Harris Facility”) that the Company maintains with Harris Trust and Savings Bank in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder.

The number of shares exercisable under the Guaranty Warrant was calculated pursuant to a formula set forth in the letter agreement, dated March 31, 2003 (“Credit Support Agreement”), among the Company, Sun Solunet and the Guarantor, based on the amount that the outstanding guaranty provided on behalf of the Company by the Guarantor on the Harris Facility exceeds $3.0 million as of November 16, 2004 (as if the additional $2.0 million guaranty was in place as of November 16, 2004). The Credit Support Agreement was filed as an exhibit to the Company’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 3, 2003. Until the Company reduces the guaranteed debt to $3.0 million or less, it will be required to issue additional warrants to Sun Solunet at six-month intervals in the future (each May and November), according to formulas applicable to each such date, as disclosed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
4.01	Form of Warrant*
10.01	Amendment to the Harris Loan Authorization Agreement
____________________ *Incorporated by reference to Annex A of Exhibit 2.3 to the Registrant's amended Current Report on Form 8-K/A filed on April 3, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Vice President, Chief Financial Officer and Secretary
Title

Date: March 11, 2005